EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.16 (Reflects a $4.9 Million, or $.52 per Diluted Share, Non-Cash After-Tax Charge Resulting From an Increase to the Allowance for Credit Losses) on Revenue Increase of 3.1% to $123 Million

BENTONVILLE, Ark., Feb. 18, 2014 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the third quarter of fiscal 2014.

Highlights of third quarter operating results:

  Net income of $1.5 million - $.16 per diluted share ($.68 per diluted share excluding a $4.9 million non-cash after-tax charge resulting from an increase to the allowance for credit losses) vs. $.84 per diluted share for prior year quarter
  Revenues of $123 million compared to $119 million for the prior year quarter with same store revenue decrease of 2.8%
  Retail unit sales increase of 3.2% to 10,735 from 10,403 for the prior year quarter with 27.7 retail units sold per dealership per month down from 29.4 for prior year quarter
  Average retail sales price decreased $58 to $9,739 or 0.6% from the prior year quarter and increased $29 or 0.3% sequentially
  Net charge-offs as a percent of average finance receivables of 6.7%, up from 5.7% for prior year quarter
  Delinquencies over 30 days at 5.8% of finance receivables vs. 6.0% for the prior year
  Provision for credit losses of 33.9% of sales (26.8% excluding the effect of the increase in the allowance for credit losses) vs. 23.7% for prior year quarter
  Selling, General and Administrative Expenses at 18.1% of sales vs. 17.7% for prior year quarter
  Opened two new dealerships since the end of the 2nd quarter, our newest dealership opened in Troy, AL this week - dealership count now at 131
  Active accounts base now over 62,000
  Repurchased 200,000 shares (2.2%) of common stock during the quarter
  Debt to equity of 54.3% and debt to finance receivables of 28.5%
  Allowance for credit losses at 23.5% of finance receivables at January 31, 2014, up from 21.5%

Highlights of nine month operating results:

  Net income of $14.8 million or $1.56 per diluted share ($2.08 per diluted share excluding a $4.9 million non-cash after-tax charge resulting from an increase to the allowance for credit losses) vs. $2.43 per diluted share for prior year period
  Revenue increase of 8.1% to $367 million from $339 million for the prior year period with same store revenue growth of 1.8%
  Retail unit sales increase of 6.7% to 31,986 from 29,970 for the prior year period
  Net Charge-offs as a percentage of average finance receivables of 19.8% compared to 18.1% for the prior year
  Provision for credit losses of 28.2% of sales (25.8% excluding the effect of the increase in the allowance for credit losses) vs. 23.3% for prior year period
  Strong cash flows supporting the significant increase in revenues, the $37.3 million increase in finance receivables, $5.5 million in net capital expenditures and the $8.7 million in common stock repurchases (212,620 shares, or 2.4%) with only a $14.8 million increase in total debt

"Despite the pressure we are feeling in the current competitive environment, we are continuing to see some good growth. We remain committed to growing our business the right way with the realization that so long as the competition does not share our same focus on customer success, our results could continue to be affected somewhat. There are a lot of good people who are currently signing up on financial arrangements with our competitors for what we believe are impractical terms that are not in their long-term best interest. We will continue to do our very best to set our customers up to succeed so that we will be in a position to earn their repeat business in the future. Anything short of our customers successfully completing the terms of their individual contracts is not acceptable to us and not in line with how we believe this business should operate. Unfortunately, the current environment is contributing to higher levels of charge-offs and we will continue to work hard to reverse these trends," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart.

"We have opened seven new dealerships this year and have four more projects underway that we expect to open between now and the end of our fiscal year. Our new dealerships are performing well and we are excited to be adding great new towns to our footprint. We have added almost 4,400 active accounts and are working hard to make these new customers, and our existing customers, fans for life of America's Car-Mart," added Mr. Henderson.

"Excluding the effect of the increase in the allowance for credit losses, we earned $.68 per diluted share for the quarter. While this is certainly below where we had hoped to be, the decrease can be attributed to the continuing intense competitive environment that we are facing on the funding side coupled with the fact that our customers continue to be under significant pressure due to the persistent negative macro-economic environment. We know we can do better, but the business model is certainly being stress tested by forces outside of our control. We are working hard to continue to grow in a healthy manner so that we are in a good position if conditions change in our favor," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "Because of the stubbornly high net charge-off levels, and our expectation that tough conditions will continue at least over the short-term to mid-term, it was necessary for us to increase our allowance for credit losses to 23.5% from 21.5%. The last time we adjusted our allowance was in April 2012 when we reduced the percentage to 21.5% from 22.0%. Prior to April 2012 the last time an adjustment was made to the allowance was in October 2006 when it was increased to 22% from 19.2%. This non-cash charge will not in any way affect our efforts to help our customers succeed, and our cash on cash returns continue to be very attractive even with higher charge-off levels. We are focused on maximizing efficiencies on the operating expense side of the business and are committed to always being the lowest cost operator."

"Our debt to equity was 54.3% and our debt to finance receivables was 28.5% at the end of the quarter. We are committed to maintaining a conservative balance sheet," added Mr. Williams. "We repurchased 200,000 shares of our common stock during the quarter or about 2.2% of the outstanding shares. Since February 1, 2010 we have repurchased 3.1 million shares or 27% of the company. We will continue to stay focused on cash on cash returns and aggressive expense management. We believe in the long-term value of our company and will continue to invest in the repurchase program when we believe favorable conditions exist. Our first priority for capital allocation will continue to be to support the healthy growth of the business."

Conference Call

Management will be holding a conference call on Wednesday, February 19, 2014 at 11:00 a.m. Eastern Time to discuss third quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 59350030.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 131 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
			% Change	As a % of Sales
	Three Months Ended		2014	Three Months Ended
	January 31,		vs.	January 31,
	2014	2013	2013	2014	2013
Operating Data:
Retail units sold	10,735	10,403	3.2%
Average number of stores in operation	129	118	9.3
Average retail units sold per store per month	27.7	29.4	(5.8)
Average retail sales price	$ 9,739	$ 9,797	(0.6)
Same store revenue growth	(2.8)%	8.8%
Net charge-offs as a percent of average Finance Receivables	6.7%	5.7%
Collections as a percent of average Finance Receivables	13.3%	13.4%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	79.3%	80.5%
Average down-payment percentage	4.0%	3.9%

Period End Data:
Stores open	130	120	8.3%
Accounts over 30 days past due	5.8%	6.0%
Finance Receivables, gross	$ 400,651	$ 363,918	10.1%

Operating Statement:
Revenues:
Sales	$ 108,400	$ 106,215	2.1%	100.0%	100.0%
Interest income	14,188	12,707	11.7	13.1	12.0
Total	122,588	118,922	3.1	113.1	112.0

Costs and expenses:
Cost of sales	62,092	60,941	1.9	57.3	57.4
Selling, general and administrative	19,650	18,775	4.7	18.1	17.7
Provision for credit losses	36,776	25,189	46.0	33.9	23.7
Interest expense	779	795	(2.0)	0.7	0.7
Depreciation and amortization	835	712	17.3	0.8	0.7
Loss on Disposal of Property and Equipment	37	--	--	--	--
Total	120,169	106,412	12.9	110.9	100.2

Income before taxes	2,419	12,510		2.2	11.8

Provision for income taxes	949	4,530		0.9	4.3

Net income	$ 1,470	$ 7,980		1.4	7.5

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 1,460	$ 7,970

Earnings per share:
Basic	$ 0.16	$ 0.88
Diluted	$ 0.16	$ 0.84

Weighted average number of shares outstanding:
Basic	8,917,826	9,017,613
Diluted	9,370,635	9,451,473

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
			% Change	As a % of Sales
	Nine Months Ended		2014	Nine Months Ended
	January 31,		vs.	January 31,
	2014	2013	2013	2014	2013
Operating Data:
Retail units sold	31,986	29,970	6.7%
Average number of stores in operation	127	116	9.5
Average retail units sold per store per month	28.0	28.7	(2.4)
Average retail sales price	$ 9,762	$ 9,635	1.3
Same store revenue growth	1.8%	2.8%
Net charge-offs as a percent of average Finance Receivables	19.8%	18.1%
Collections as a percent of average Finance Receivables	40.5%	42.8%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.5%	81.5%
Average down-payment percentage	5.6%	5.8%

Period End Data:
Stores open	130	120	8.3%
Accounts over 30 days past due	5.8%	6.0%
Finance Receivables, gross	$ 400,651	$ 363,918	10.1%

Operating Statement:
Revenues:
Sales	$ 325,314	$ 302,706	7.5%	100.0%	100.0%
Interest income	41,249	36,435	13.2	12.7	12.0
Total	366,563	339,141	8.1	112.7	112.0

Costs and expenses:
Cost of sales	187,537	173,330	8.2	57.6	57.3
Selling, general and administrative	59,045	53,982	9.4	18.2	17.8
Provision for credit losses	91,602	70,499	29.9	28.2	23.3
Interest expense	2,291	2,156	6.3	0.7	0.7
Depreciation and amortization	2,407	2,070	16.3	0.7	0.7
Loss on Disposal of Property and Equipment	76	--	--	--	--
Total	342,958	302,037	13.5	105.4	99.8

Income before taxes	23,605	37,104		7.3	12.3

Provision for income taxes	8,789	13,728		2.7	4.5

Net income	$ 14,816	$ 23,376		4.6	7.7

Dividends on subsidiary preferred stock	$ (30)	$ (30)

Net income attributable to common shareholders	$ 14,786	$ 23,346

Earnings per share:
Basic	$ 1.65	$ 2.55
Diluted	$ 1.56	$ 2.43

Weighted average number of shares outstanding:
Basic	8,984,958	9,142,296
Diluted	9,449,380	9,593,854

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)
	January 31,	April 30,
	2014	2013

Cash and cash equivalents	$ 256	$ 272
Finance receivables, net	$ 309,709	$ 288,049
Inventory	$ 34,242	$ 32,827
Total assets	$ 382,831	$ 358,265
Total debt	$ 114,339	$ 99,563
Treasury stock	$ 103,286	$ 94,547
Stockholders' equity	$ 210,453	$ 202,268
Shares outstanding	8,845,320	9,023,290

Finance receivables:
Principal balance	$ 400,651	$ 363,394
Deferred revenue - payment protection plan	(13,664)	(12,910)
Allowance for credit losses	(90,942)	(75,345)

Finance receivables, net of allowance and deferred revenue	$ 296,045	$ 275,139

Allowance as % of principal balance	23.50%	21.50%

Changes in allowance for credit losses:
	Nine Months
	Ended January 31,
	2014	2013
Balance at beginning of period	$ 75,345	$ 65,831
Provision for credit losses	91,602	70,499
Charge-offs, net of collateral recovered	(76,005)	(60,764)
Balance at end of period	$ 90,942	$ 75,566
CONTACT: William H. ("Hank") Henderson, CEO at (479) 464-9944 or
         Jeffrey A. Williams, CFO at (479) 418-8021